EXHIBIT 99.1

Dime Community Bancshares, Inc. Announces Retirement of Michael P. Devine from Board of Directors

Hauppauge, NY – December 20, 2024 – Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”) announced today that Michael P. Devine provided notification to the Company that, after a 40-plus year association with Dime, he intends to retire from the Board of Directors ahead of the next annual shareholders meeting.

Mr. Devine began his career with The Dime Savings Bank of Williamsburgh (“Dime Savings Bank”) in 1971.  Since then, Mr. Devine served in numerous capacities within Dime Savings Bank, most notably as President and Chief Operating Officer, and later as Director and Vice Chairman.  Following the closing of the Company’s merger of equals transaction in 2021, Mr. Devine maintained his director role at the pro forma Company.

“Mike began his career with the Dime Savings Bank as an auditor in 1971, and within only a few years advanced to the executive suite,” said Chairman, Kenneth J. Mahon, on behalf of the Company's and Bank's Boards of Directors. “He was a valuable counselor to all the senior officers around him. His leadership as an executive and as a director helped guide us through the conversion from a mutual to a stock-owned bank in 1996, to today’s full service commercial bank. Our directors’ table will miss his insight and experience, and we wish Mike many happy and healthy years ahead.”

Mr. Devine stated, “It has been my privilege to serve Dime as part of a team that has over a period of years, systematically improved the Company’s operations. This has resulted in top notch service for business clients as well as retail customers and the Company is well positioned for future growth. As I conclude my service, I leave with the knowledge that the board, management, and employees comprise an eﬀective, high quality group, many of whom will remain close personal friends and colleagues.”

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13.7 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

 ¹ Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.